                                                               Exhibit 10.47



                             AGREEMENT OF SALE


     THIS AGREEMENT is made this 10th day of July, 1997, by and between 3600 MEADOW LANE PARTNERSHIP, a Pennsylvania limited partnership ("Seller"), and BARRY BUDILOV and RUDY SLUCKER (collectively, "Purchaser").

                                BACKGROUND

     Seller is the record owner of a certain parcel of land together with the building thereon erected containing 64,040 square feet of space, more or less, located at and known as 3600 Meadow Lane, Bensalem, Pennsylvania, as more particularly described on Exhibit A attached hereto ("Property"). Purchaser's affiliate Ambassador Eyewear Group has leased the entire Property from Seller pursuant to a lease dated 10 July 1997, ("Lease"). Seller now desires to sell the Property and Purchaser desires to purchase the Property upon the terms and conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the covenants and provisions contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Agreement to Sell and Purchase. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, subject to the terms and conditions of this Agreement, the Property, together with (a) any land lying in the bed of any street, road or alley, opened or proposed, abutting the Property to the center line thereof, (b) any easement, privilege or right-of-way inuring to the benefit of the Property, and (c) the appurtenances and hereditaments belonging or otherwise pertaining to the Property (collectively, "Premises").

     2. Purchase Price. The purchase price for the Premises (the "Purchase Price") shall be Two Million Four Hundred Sixty Five Thousand Five Hundred Forty Dollars ($2,465,540), payable, plus or minus Closing adjustment, at Closing (hereinafter defined) by wire transfer pursuant to wire instructions to be provided by Seller to Purchaser at least 48 hours prior to the Closing Date.

     3. Closing. Closing (the "Closing") hereunder shall take place at the offices of Purchaser's title insurance company in the Philadelphia, Pennsylvania area, or at such other location as the parties hereto shall mutually agree upon, on March 31, 1998, or such earlier date as the parties may agree ("Closing Date"), provided that Purchaser may extend the Closing Date for up to sixty (60) additional days as set forth in Section 7 below.

    4.   Condition of Title.

         (a) Title to the Premises shall be good and marketable, and free and clear of all liens, restrictions, easements, encumbrances and other title objections except for the title exceptions listed on Exhibit B attached hereto ("Permitted Encumbrances"). In addition, such title shall be insurable under an ALTA Owner's Policy, Form B, Amended 1992, as aforesaid by any reputable title insurance company at regular rates.

         (b) Purchaser shall promptly order an examination of title and shall cause a copy of the title report to be forwarded to Seller's attorney upon receipt. Seller shall be entitled to a reasonable adjournment or adjournments of the Closing for up to 60 days or until the expiration date of any written commitment of any of Purchaser's lender(s) delivered to Purchaser prior to the Closing Date, whichever occurs first, to remove any defects in or objections to title noted in such title report other than the Permitted Encumbrances and any other defects or objections which may be disclosed on or prior to the Closing Date.

         (c) If Seller shall be unable to convey title to the Premises at the Closing in accordance with the provisions of this Agreement, Purchaser, nevertheless, may elect to accept such title as Seller may be able to convey with a credit against the monies payable at the Closing equal to the amount of any unpermitted lien or encumbrance on the Premises which can be removed at the Closing by payment of a liquidated amount, but without any other credit or liability on the part of Seller. If Purchaser shall not so elect, Purchaser may terminate this Agreement and the sole liability of Seller shall be to reimburse Purchaser for the net cost of title examination. Upon such reimbursement, this Agreement shall be null and void and the parties hereto shall be relieved of all further obligations and liability to each other. Seller shall not be required to bring any action or proceeding or to incur any expense to cure any title defect or to enable Seller otherwise to comply with the provisions of this Agreement.

         (d) None of the foregoing are intended to, nor shall they, limit or affect the remedies available to Purchaser at law or in equity in the event of a willful failure or refusal by Seller to convey title to the Premises to Purchaser.

    5. Representations and Warranties of Seller. Seller, to induce Purchaser to enter into this Agreement and to purchase the Premises, represents and warrants to Purchaser as follows:

         (a) Seller has received no outstanding notices of uncorrected violations of any laws or ordinances, and Seller shall cure before Closing any violations of record as of the date hereof;

         (b) To Seller's actual knowledge, there is no action, suit or proceeding pending or threatened against or affecting the Premises or any portion thereof, or relating to or arising out of the ownership, management or operation of the Premises, in any court or before or by any federal, state or local department, commission, board, bureau or agency or other governmental instrumentality which could, if adversely decided, have any adverse effect on Purchaser's acquisition, ownership, renovation or use of the Premises;

         (c) No assessment for public improvements has been served upon the Seller with respect to the Premises which remains unpaid, including, but not limited to, those for construction of sewer, water, electric, gas or steam lines and mains, streets, sidewalks and curbing. In the event such an assessment is imposed subsequent to the date hereof and work for any public improvements with respect to the Premises is begun before Closing, Seller shall pay for the assessments and charges that are imposed on Seller or the Premises before Closing, subject to reimbursement by Purchaser at Closing for a pro rata portion of the cost thereof based on the estimated useful life of such improvements. To Seller's actual knowledge, there are no public improvements which have been ordered to be made and/or which have not heretofore been completed, assessed and paid for;

         (d) Seller has not received any notice of any condemnation proceeding or other proceeding in the nature of eminent domain with respect to the Premises, and to Seller's actual knowledge, no such proceedings are threatened;

         (e) Except for the Lease, there are no leases, occupancy agreements or licenses, or service, equipment, supply, maintenance or concession agreements, or similar agreements of any kind affecting the Premises that will not be terminated by Seller prior to Closing;


         (f) Seller has no actual knowledge of the presence of hazardous or toxic substances or underground storage tanks located in, on or under the Property. Seller has delivered to Purchaser true and complete copies of any and all environmental studies, notices, citations, audits or similar data relating to the existence or non-existence of hazardous wastes or similar substances at the Property in Seller's possession, and Seller has no knowledge of any environmental issues affecting the Property except as disclosed in such reports (if any);

         (g) the Certificate of Occupancy attached hereto as Exhibit D is a true copy of the present Certificate of Occupancy for the Premises;

         (h) Seller is a limited partnership duly organized and existing and in good standing under the laws of the Commonwealth of Pennsylvania;

         (i) Seller has the requisite power and authority to enter into and perform the terms of this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the general partner(s) of the Seller partnership; and no other partnership proceedings on the part of Seller are necessary in order to permit Seller to consummate this Agreement;

         (j) Neither the entry into nor the performance of, or compliance with, this Agreement (i) has resulted, or will result, in any violation of, or (ii) is or will be in conflict with, or (iii) has resulted, or will result, in the creation of any mortgage, lien, encumbrance or other charge upon the Premises, or (iv) constitutes or will constitute a default under any corporate charter, certificate of incorporation, by-law, partnership agreement, mortgage indenture, contract, permit, judgment, decree, order, statute, rule or regulation, applicable to Seller or to the Premises;

         (k) No approval, consent, order or authorization of or designation, registration or declaration with, any governmental authority is required in connection with the valid execution and delivery of and compliance with this Agreement by Seller;

         (l) To Seller's knowledge, there is no violation of any restriction, condition or agreement contained in any instrument affecting the Premises, which materially affects the value or operation of the Premises;

         (m) There are no oral or written agreement or understandings between Seller and any employees or employees' representatives which affect the wages, hours or working conditions of the employees working at the Premises. No commission or other compensation is now or hereafter payable by Purchaser to any broker or other agent under any written or oral agreement or understanding with such broker or agent in relation to any leases or occupancy agreements affecting the Premises;

         (n) Seller has not received any written notice from any insurance company which has issued a policy with respect to the Premises requesting performance of any structural or other major repairs or alterations to the Premises, which has not been complied with;

         (o) No work has been performed or is in progress at and no materials have been furnished to the Premises or any portion thereof which, though not presently the subject of, might give rise to mechanic's, materialman's or other liens against the Premises or any portion thereof.

         (p) To Seller's knowledge: all utilities required for the operation of the Premises either enter the Premises through adjoining public streets or if they pass through adjoining private land, do so in accordance with valid public casements or private easements; all of said public utilities are installed and operating and all installation and connection charges have been paid for in full; the continued maintenance and operation of the Premises is not dependent on facilities located at other premises and the continued maintenance and operation of any other premises is not dependent on facilities located on the Premises, and no building or other improvements not part of the Premises relies on the Premises or any part thereof or any interest therein to fulfill any municipal or governmental requirement, and similarly no building or other improvement on the Premises relies on any premises not included within the Premises to fulfill any governmental or municipal requirement.

         (q) The foregoing representations and warranties shall be true as of the date hereof, and Seller shall reaffirm them (subject to correction for intervening events of which Seller will give Purchaser notice) at Closing. The foregoing representations and warranties, as corrected, shall survive Closing for a period of one year.

    6. Provisions with Respect to Closing. At Closing, Seller shall deliver to Purchaser (i) a special warranty deed, (ii) an affidavit, in accordance with the Foreign Investment in Real Property Tax Act, stating that Seller is not a foreign person within the meaning of such Act and that Seller is not subject to the withholding requirements set forth in such Act, (iii) an affidavit to Purchaser's title insurance company of the type customarily provided by sellers of real property to induce title companies in the Bensalem area to insure over certain "standard" or "preprinted" exceptions to title, (iv) instruments of assignment duly executed by Seller of all rights (if any) of Seller under all unexpired assignable building, construction and other warranties, and, upon request of Purchaser, shall irrevocably appoint Purchaser as attorney-in-fact for Seller for the purposes of exercising the rights under such unexpired warranties, (v) copies of any available "as built" plans and specifications in Seller's possession for all building and improvements on the Premises, and (vi) all certificates, permits, and licenses in Seller's possession from any governmental authority having jurisdiction over the Premises which are related to the use and operation of the buildings and improvements located on the Premises as an office building.

    7. Conditions to Closing. Purchaser's obligations under this Agreement shall be expressly conditioned as set forth in this Section 7.

         (a) Purchaser, at Purchaser's election, shall have ten (10) business days following the full execution of this Agreement to obtain at Purchaser's expense such structural, mechanical and environmental inspection reports as Purchaser may require (collectively, "Reports"), and to deliver copies of such Reports to Seller. If Purchaser is dissatisfied for any reason with the contents of any of the Reports, Purchaser shall have the right, prior to the expiration of such 10-day period, to terminate this Agreement by notice to Seller, whereupon the parties will have no further obligations. If Purchaser fails to notify Seller of Purchaser's election within such 10-day period, Purchaser shall be deemed to have waived its right to terminate this Agreement.

         (b) Purchaser and its architects, contractors, engineers, inspectors, agents and other representatives shall have full access to and permission to enter the Property to inspect, survey, measure, review, analyze, take test borings or soil samples or appraise the Property. Purchaser shall restore the Property to its former condition, so far as reasonably possible, following any disturbance of the Property caused by Purchaser's investigations. Purchaser shall indemnify, defend and hold harmless Seller for any claim or damage or any contamination of the Property which may be caused by Purchaser or its representatives entering upon the Property after the date hereof, and shall provide Seller, prior to any such entry, with an insurance certificate listing Seller as an additional insured and showing liability coverage in the amount of at least $1,000,000.

         (c) Purchaser's obligation hereunder shall further be conditional upon receipt by Purchaser, within one hundred eighty (180) days after full execution hereof (subject to extension as set forth below), of written commitments from the lenders identified on Exhibit C to make mortgage loans to Purchaser in the amounts and on the terms set forth in Exhibit C (collectively, "Commitments"), none of which Commitments, for purposes of satisfying the conditions contained in this subsection 7(c), may be conditioned upon (i) the appraised value of the Premises, (ii) the physical or structural condition of the Premises, (iii) the performance of any remedial environmental or hazardous waste removal work at the Premises, or
(iv) the satisfaction of any other condition or requirement relating to the Premises not otherwise required to be satisfied or fulfilled by Seller under the terms and conditions of this Agreement. If Purchaser fails to receive any of the Commitments within such 180-day period, Purchaser shall have the right to terminate this Agreement by written notice to Seller given prior to the expiration of such 180-day period, provided that, if Purchaser has not received all of the Commitments by the end of the 180-day period, Purchaser may extend such 180-day period, and the date for Closing as set forth in Section 3 above, for an additional sixty (60) days by notice to Seller given prior to the expiration of the 180-day period. If Purchaser fails to notify Seller of Purchaser's election within the 180-day period (as such period may be extended), Purchaser shall be deemed to have waived the right to terminate this Agreement. Purchaser shall make application for each of the Commitments immediately following the Seller's execution hereof, and shall diligently pursue the Commitments thereafter.

     8.   Taxes; Apportionments.

     (a) Real estate taxes, Annual Rent under the Lease and lienable municipal services shall be apportioned pro rata on a per diem basis as of the date of Closing (except to the extent such taxes are the obligation of Purchaser under the Lease).

     (b) All realty transfer taxes imposed on any document executed or delivered pursuant hereto or otherwise in connection with this transaction, shall be divided equally between Seller and Purchaser. Purchaser shall pay all title insurance premiums charged by Purchaser's title insurance company, including additional premiums for any special endorsements requested by Purchaser. Each party shall bear its own counsel fees. All other recording and closing costs of any nature or description shall be borne or apportioned in accordance with the custom and practice in Bensalem, Pennsylvania.

     9.  Condition of Premises.

     (a) Except as expressly set forth in this Agreement, Purchaser acknowledges and agrees that the Premises is being conveyed by Seller in "AS-IS" condition, that Purchaser is fully familiar with the condition of the Premises, and that Purchaser is fully familiar with the condition of the Premises, and that Purchaser is buying the Premises based solely on Purchaser's knowledge of the Premises and not in reliance on any representation made by Seller or any partner, employee or agent of Seller. Seller expressly disclaims any representations or warranties of any kind regarding the Premises except as expressly se forth herein, including, without limitation, any representations or warranties regarding the physical condition or environmental compliance of the Premises.

     (b) Between the date hereof and the Closing Date, Seller shall, subject to damage or destruction resulting from fire or other casualty which is dealt with in Article 10 hereof, operate and maintain the Premises in the same manner in which the Premises is presently maintained, and shall timely make all repairs, maintenance and replacements to keep the Premises and all fixtures and equipment thereon and therein in good and operable condition, as if the sale of the Premises hereunder were not to occur.



    10.  Fire, Eminent Domain, etc.

         (a) Except as may be otherwise provided in the Lease, Seller shall bear the risk of all loss or damage to the Premises from all causes, except negligent or willful acts of Purchaser or its agents, and the risk of condemnation proceedings or other proceedings in the nature of eminent domain, until the Closing.

         (b) In addition to, and not by way of any limitation of, the foregoing, in the event that the Premises, or any part thereof, shall be damaged or destroyed by fire or any other casualty ("Casualty") prior to the Closing, in the event such Casualty is beyond ordinary wear and tear but less than "substantial destruction", as defined below, this Agreement shall remain in full force and effect and on the Closing Seller shall transfer and/or assign to Purchaser any and all monies and claims received by or accrued to Seller on account of such Casualty, less such sums, if any, as shall have been expended by Seller in connection with the repair or restoration of such Casualty, and there shall be credited towards the Purchase Price the amount of any deductible under the insurance policy covering such Casualty. In the event of substantial destruction of the Premises, Purchaser shall have the option, exercisable by written notice to Seller within fifteen (15) days after the determination of the cost to repair or restore pursuant to the last sentence of this subparagraph (b), to cancel this Agreement. If Purchaser so elects to cancel this Agreement, the Agreement shall be deemed cancelled and of no force and effect and neither party shall have any further rights or liabilities against or to the other. If Purchaser does not so elect to cancel this Agreement, this Agreement shall remain in full force and effect and on the Closing Seller shall transfer and/or assign to Purchaser any and all monies and claims received or accrued to Seller on account of such substantial destruction, less such sums, if any, that shall have been expended by Seller in connection with the repair or restoration of such Casualty, and there shall be credited towards the Purchase Price the amount of any deductible under the insurance policy covering such Casualty. As used herein, the term "substantial destruction" shall mean a Casualty which shall require repairs to or restoration of the Premises, the estimated cost of which shall exceed One Hundred Thousand and 00/100 ($100,000.00) dollars. In case of any dispute as to the estimated cost of repairs to or restoration of any Casualty, such dispute shall be determined by a reputable contractor selected by Seller and approved by Purchaser (which approval Purchaser agrees not to unreasonably withhold or delay) whose estimate of such cost shall be incorporated in a bid irrevocable for a period of thirty (30) days and shall be binding upon Seller and Purchaser and the Closing Date shall be adjourned until such cost is determined.

         (c) Until the Closing Date, Seller shall not settle the adjustment of any Casualty without the prior written consent of the Purchaser.

    11. Brokers. Seller and Purchaser each warrant and represent to the other that each has had no dealings, negotiations or communications with any brokers or other intermediaries in connection with this Agreement or the sale of the Premises except The Flynn Company and Mallin & Panchelli ("Brokers"), who shall divide a four and one-half percent (4.5%) commission payable by Seller at Closing as follows: two percent (2%) to The Flynn Company, and two and one-half percent (2.5%) to Mallin & Panchelli. In the event that any claim is asserted by any other person, firm or corporation, whether broker or otherwise, claiming a commission and/or finder's fee with respect to the sale and purchase of the Premises resulting from any act, representation or promise of Seller, Seller shall indemnify and save harmless Purchaser from any such claim, and in the event any such claim shall be made against Seller resulting from any act, representation or promise of Purchaser with respect to the sale and purchase, Purchaser shall likewise indemnify and save harmless Seller from any such claim.

    12. Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been properly given if personally delivered or sent by overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If intended for Seller:

              Mr. Kevin Flynn
              1621 Wood Street
              Philadelphia, PA 19103

         With a copy to:


              Gregory Kleiber, Esquire
              Fox, Rothschild, O'Brien & Frankel
              2000 Market Street, Tenth Floor
              Philadelphia, PA 19103

          If intended for Purchaser:

               Ambassador Eyewear Group
               1010 Arch Street, 3rd Floor
               Philadelphia, PA 19103
               Attention: Mr. Barry Budilov

          With a copy to:

               Stuart Kaplan, Esq.
               Tenzer Greenblatt LLP
               405 Lexington Avenue
               New York, NY 10174

or at such other address of which Seller or Purchaser shall have given notice as herein provided. Notices by the parties may be given by and to their respective counsel. All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes, on the date delivered, if personally delivered, or the day after delivery to an overnight delivery service, or three (3) business days after the postmarked date of mailing, if sent by certified mail.

    13. Default. Upon a default by either party hereunder, the other party shall have the option to terminate this Agreement of Sale and/or the Lease. Purchaser's remedies upon a default by Seller before Closing shall be limited to termination of this Agreement of Sale and/or the Lease or initiating an action in specific performance to enforce the terms of this Agreement, provided that such limitation shall not apply if Seller's default is willful or intentional.

    14.  Miscellaneous.

         (a) The headings and captions in this Agreement are inserted for convenience of reference only and in no way define; describe or limit the scope or intent of this Agreement or any of the provisions hereof.

         (b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Purchaser shall have the right to assign its interest in this Agreement to an entity controlled by or affiliated with Purchaser.

         (c) The representatives and officers who have executed this Agreement on behalf of Seller and/or Purchaser hereby represent, warrant and confirm that they have the authority to execute this Agreement.

         (d) Formal tender of an executed deed and purchase money is hereby waived.

         (e) This Agreement contains the entire agreement between the Seller and the Purchaser and there can be no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise of any kind whatsoever concerning this sale. Furthermore, this Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

         (f) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Neither party shall record this Agreement.

         (g) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

         (h)  TIME IS OF THE ESSENCE OF THIS AGREEMENT.

         (i) In the event Seller does not receive executed copies of this Agreement on or before July 16, 1997, this Agreement shall automatically become null and void and Seller shall have no obligations hereunder.

         IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date first above written.

                                            SELLER:

                                            3600 MEADOW LANE PARTNERSHIP

                                            By:   /s/ Kevin Flynn
                                               -------------------------------
                                            Kevin Flynn


                                            PURCHASER:

                                                 /s/ Barry Budilov
                                            -----------------------------------
                                            Barry Budilov

                                                /s/ Rudy Slucker
                                            -----------------------------------
                                            Rudy Slucker

                                    EXHIBIT "A"



The land referred to in this Commitment is described as follows:

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements, Situate in Bansalem Township, Bucks County, Pennsylvania, described in accordance with certain Plan prepared by A.W. Martin Associates, Inc., Consulting Engineers, dated December 7, 1970, Plan No. 2135-4-7, Sheet #1, as follows, to wit:

BEGINNING at a point on the title line in the back of Meadow Lane (50 feet wide), which point is at the distance of 356.08 feet measured South 60 degrees 32 minutes 09 seconds West, along said title line from its point of intersection with the apparent center line of Winks Lane; thence extending from said point of Beginning along said title line in the bed of Meadow Lane, South 60 degrees 32 minutes 09 seconds West, 882.29 feet to a point; thence leaving said title line and extending through the bed of said Meadow Lane and crossing the Northerly right-of-away line to same on the arc of a circle on a line curving to the right having a radius of 459.28 feet, the arc distance of
549.74 feet to a point of tangency; thence extending North 53 degrees 22 minutes 59 seconds East, 60.00 feet to a point; thence extending North 60 degrees 32 minutes 09 seconds East, 434.83 feet to a point; thence extending South 29 degrees 27 minutes 51 seconds East, recrossing the aforesaid Northerly right-of-way line of Meadow Lane and extending into the bed of the same, 350.00 feet to a point on the title line in the bed of said Meadow Lane, the first mentioned point and place of BEGINNING.

PARCEL NUMBER 2-75-77.

BEING the same premises which Kevin D. Flynn Development Corporation t/a The Flynn Company, a Pennsylvania Corporation by Indenture dated May 16, 1990 and recorded in the Office of the Recorder of Deeds in and for the County of Bucks in Land Record Book 181 Page 988, granted and conveyed unto 3600 Meadow Lane Partnership, a Pennsylvania Limited Partnership.

                                   EXHIBIT B

                              PERMITTED ENCUMBRANCES

Rights granted to Bensalem Light and Power CO. as in Deed Book 435, page 353.

Right of way granted to the Bell Telephone Company as in Deed Book 447, page 403, 1955 page 743 and 1953 page 658.


Right of way granted to The Philadelphia Electric Company by Deed Book 1964, page 533.

Terms and conditions of Agreement recorded in Deed Book 1891, page 1111.

Declaration of Covenants as in Deed Book 1927 page 621 and 1957 page 723.

Rights as set forth in Deed Book 1997, page 550.

Rights, conditions and restrictions as set forth in Deed Book 1988, page 302.

Title to that part of premises lying in the bed and right of way of Meadow Lane is subject to public and private rights therein.

Subject to building setback lines and notations as shown in Plan Book 65, page 2.

Subject to railroad siding easements as in Plan Book 65, page 2.

Possible additional tax assessments by reason of new construction or improvements subsequent to the date hereof pursuant to provisions of Acts of Assembly relating thereto, not yet due and payable.

Printed exceptions contained in any ALTA 1992 Owners Policy of title insurance.

                                   EXHIBIT C

                              MORTGAGE LOAN TERMS


Lender                                                         Interest
                                        Amount         Term         Rate
                                        ------       --------    -----------

Pa Industrial Development Corp. ....... $986,216     15 years    3.75%
Small Business Administration.......... $986,216     20 years    Prime +.25
SBA First.............................. $246,554     10 years    5%

                                    EXHIBIT D

                              CERTIFICATE OF OCCUPANCY